                                                                    EXHIBIT 20.1


FINANCIAL COMMUNITY
Sheryl Lewis
(408) 944-1740

PRESS
Jeanne Harper Condren
(408) 944-1817
jeanne_condren@dmcwave.com

Nancy Teater
Hamilton Communications
(650) 321-0252
nrt@hamilton.com

              DIGITAL MICROWAVE CORPORATION STOCKHOLDERS APPROVE MERGER

     SAN JOSE, CALIF. -- MARCH 23, 1998 -- Digital Microwave Corporation (Nasdaq:DMIC) announced that at its special meeting today, stockholders have approved the merger of MAS Technology Limited (Nasdaq:MASSY) such that MAS Technology will become a wholly owned subsidiary of Digital Microwave. The shareholders of MAS Technology approved the transaction at a special meeting held yesterday. The transaction is expected to close this week.

     Since the transaction was originally announced on December 22, 1997, the companies have been working together to develop the organizational structure of the companies after the reorganization and to plan the steps necessary to combine operations of the two companies. Implementation of these plans will begin upon the closing of the transaction and will continue over the next several months.

     Under the terms of the reorganization agreement, 1.2 shares of DMC common stock will be issued for each ordinary share of MAS Technology outstanding at the time of the close of the transaction. The reorganization is intended to qualify as a tax-free reorganization and a pooling-of-interests for accounting and financial reporting purposes.

     "We are extremely pleased to formalize the relationship with MAS Technology as a subsidiary of Digital Microwave," said Charles D. Kissner, Digital Microwave Corporation Chairman and Chief Executive Officer. "The merger allows us to quickly broaden our product line, expand our customer base and geographic reach, and more closely align our distribution channels for all products. We look forward to working together to enhance the value of the new, combined organization and to respond to market demands for new, innovative wireless connection solutions."

     Headquartered in San Jose, CA, Digital Microwave Corporation designs, manufactures, and markets advanced wireless solutions for worldwide telephone network interconnection and access. Transmitting and receiving multiple digital lines, Digital Microwave's high-performance systems carry voice, data, and digitized video signals across a full spectrum of frequencies and capacities.


FOR MORE INFORMATION:  HTTP://WWW.DMCWAVE.COM

FINANCIAL COMMUNITY
Sheryl Lewis
(408) 944-1740

PRESS
Jeanne Harper Condren
(408) 944-1817
jeanne_condren@dmcwave.com

Nancy Teater
Hamilton Communications
(650) 321-0252
nrt@hamilton.com

DIGITAL MICROWAVE CORPORATION COMPLETES REORGANIZATION

SAN JOSE, CALIF. -- MARCH 24, 1998 -- Digital Microwave Corporation (Nasdaq:DMIC) announced that the merger of MAS Technology Limited (Nasdaq:MASSY) was completed today.

     Headquartered in San Jose, CA, Digital Microwave Corporation designs, manufactures, and markets advanced wireless solutions for worldwide telephone network interconnection and access. Transmitting and receiving multiple digital lines, Digital Microwave's high-performance systems carry voice, data, and digitized video signals across a full spectrum of frequencies and capacities.



FOR MORE INFORMATION:  HTTP://WWW.DMCWAVE.COM